Exhibit 3.120

English Translation

Berquin Notaries
Civil cooperative company with limited liability
Lloyd Georgelaan, 11
1000 Brussels
RPR Brussels 0474.073.840
Tel. +32(2)645.19.45 Fax: +32(2)645.19.46

Coordinated text of the articles of

association of

PLC “GLOBAL Crossing

PEC Belgium”

with registered office at 1831 Diegem (Machelen),

Kouterveldstraat, 15, registered in the crossroad bank of enterprises under number 0464.777.577 - RPR Brussels

after the modification d.d.

May 10, 2010

HISTORY

(in application of art. 75, first paragraph, 2° of the Company Code)

DEED OF INCORPORATION:

The company was incorporated by deed executed by Notary Carl Ockerman, Notary in Brussels, on fifteen December nineteen hundred ninety-eight, published in the appendix to the Belgian State Gazette of twenty-nine December nineteen hundred ninety-eight, under number 981229-416.

MODIFICATIONS TO THE ARTICLES OF ASSOCIATION:

The articles of association were modified by:

•

minutes drawn up by Notary Carl Ockerman, Notary in Brussels, on thirty December nineteen hundred ninety-nine, published in the appendix to the Belgian State Gazette of four February two thousand, under number 20000204-493.

•

minutes drawn up by Notary Carl Ockerman, Notary in Brussels, on thirteen December two thousand, published in the appendix to the Belgian State Gazette of twenty-six January two thousand and one, under number 20010126-137.

•

minutes drawn by Notary Daisy Dekegel, Notary in Brussels, on six November two thousand and three, published in the appendix to the Belgian State Gazette of ten December two thousand and three, under number 20031210-130500.

•

minutes drawn up by Notary Denis Deckers, Notary in Brussels, on four December two thousand and three, published in the appendix to the Belgian State Gazette of sixteen January two thousand and four, under number 20040116-0007967.

•

minutes drawn up by Notary Eric Spruyt, Notary in Brussels, on ten December two thousand and four, published in the appendix to the Belgian State Gazette of ten January thereafter, under number 20050110-4917.

•

minutes drawn up by Notary Peter Van Melkebeke, Notary in Brussels, on twenty December two thousand and six, published in the appendix to the Belgian State Gazette of nineteen January two thousand and seven, under number 20070119-11510.

•

minutes drawn up by Notary Denis Deckers, Notary in Brussels, on twenty-one September two thousand and nine, published in the appendix to the Belgian State Gazette of nine October thereafter, under number 0142141.

The statutes were most recently modified by minutes drawn up by Notary Peter Van Melkebeke, Notary in Brussels, on ten May two thousand and ten, which has been lodged in order to be published in the appendix to the Belgian State Gazette.

TRANSFER OF THE REGISTERED OFFICE:

The registered office was transferred to the current address by a decision of the board of managing directors de dato twenty-seven February two thousand and two, published in the appendix to the Belgian State Gazette of December 30 thereafter, under number 20021230-0154336.

COORDINATED ARTICLES OF ASSOCIATION

ON May 10 2010

CHAPTER I. – LEGAL FORM – NAME – REGISTERED OFFICE – THE COMPANY’S OBJECT – TERM.

Article 1. – FORM – NAME.

The Company is incorporated as a public limited company and carries the name “GLOBAL Crossing PEC Belgium”.

In all acts, invoices, notices, announcements, letters, orders and other documents emanating from the company, this name must always be preceded or followed by the words “besloten vennootschap met beperkte aansprakelijkheid” or the abbreviation “BVBA”. The registered office of the company, the words “rechtspersonenregister” or the abbreviation “RPR” followed by the company number are also to be mentioned.

Article 2. – REGISTERED OFFICE.

The registered office of the company is established in 1831 Diegem, Kouterveldstraat 15.

The registered office can be transferred by simple decision of the managing directors to any place in Belgium, provided this occurs in compliance with the language legislation.

The company can, by decision of the managing directors, establish other governing board seats, administrative seats, branches, agencies, and storage places in Belgium or abroad.

Article 3. – THE COMPANY’S OBJECT.

The company’s object consists of, in Belgium and abroad, in its own name or in the name of third parties, for its own account or on the account of others, the construction and exploitation of telecommunication networks and installations as well as the supply of telecommunication services.

The company can acquire, rent or let, manufacture, transfer or exchange all movable or immovable property, materials and needs, and in general carry out all commercial, industrial or financial acts, which are directly or indirectly related to the company’s object, including subcontracting in general, and the exploitation of all intellectual rights and of all industrial or commercial properties which are the object thereof. The company can acquire all movable and immovable property as an investment, even if it is not directly nor indirectly related to the company’s object.

The company can conduct the management and the liquidation procedure in all affiliates in which it has a stake and it can grant all loans, of any form and duration whatsoever, to the latter or act as caution for these companies. The company can, by input in cash or in kind, merger, subscription, participation, financial assistance or by any other way, participate in all existing or to be created companies and enterprises, in Belgium or abroad, whose purpose is identical, similar or related with its purpose, or whose purpose will advance the purpose of the company. This list is illustrative and not restrictive.

The company’s object can be extended or limited by means of a modification of the articles of association, in accordance with the conditions provided by article 287 of the Company Code.

Article 4. – TERM.

The company exists for an indefinite period of time.

CHAPTER II. – SHARE CAPITAL AND SHARES.

Article 5. – CAPITAL.

The share capital is fixed at TWENTY-ONE MILLION FIVE HUNDRED EIGHTEEN THOUSAND FIVE HUNDRED SEVENTY euro NINETYFOUR eurocents (21.518.570,94), represented by EIGHT HUNDRED SIXTYEIGHT THOUSAND FIFTY-ONE (868.051) shares without nominal value.

Article 6. – PROFIT-SHARING CERTIFICATES.

The company can not issue profit-sharing certificates, which do not represent the share capital.

Article 7. – STATUS OF THE SHARES.

The shares are indivisible with regard to the company. The joint owners must be represented with regard to the company by one person; as long as this clause will not have been complied with, the rights associated to these shares shall be suspended.

If no agreement can be reached between the beneficiaries, the competent judge can, at the request of the most diligent party, appoint an interim administrator to exercise the concerned rights in the interest of the joint beneficiaries.

Should the share belong to bare owners or usufructuaries, all the rights associated thereto, including the voting right, shall be exercised by the usufructuary(ies).

Article 8. – PREFERENTIAL SUBSCRIPTION RIGHT IN THE EVENT OF CAPITAL INCREASE.

Without prejudice to the provisions article 31 of the articles of association in case the company would have only one partner, the following rules shall apply:

In case of a capital increase by contribution in cash, the partners have a preferential subscription right in proportion with the part of the capital represented by their shares, in accordance with article 309 of the Company Code.

The period during which this preferential subscription right may be exercised, shall be determined by the shareholders meeting, but cannot be less than fifteen days from the offer for subscription.

The date of the offer for subscription as well as its period of exercise shall be announced by a notice notified by registered letter to all the partners.

The shares which have not been subscribed in accordance with the above paragraphs can only be subscribed by the persons referred to in article 249, paragraph 2 of the Company Code, except the consent of at least one half of the partners holding at least three quarters of the capital.

Article 9. – TRANSFER OR ASSIGNMENT OF THE SHARES.

Paragraph 1

Without prejudice to the provisions of articles 27, 28, 29 and 30 of the articles of association in case the company would have only one partner, the following provisions shall apply:

On penalty of nullity, the transfer of shares inter vivos as well as the transfer by reason of death, is subject to the approval of at least one half of the partners, holding at least three quarters of the capital, after deduction of the rights in respect of which the transfer is proposed.

However, this approval is not required if the shares are transferred or assigned to:

1) another partner;

2) the spouse of the transferor or the testator;

3) the ascendants or descendants of the transferor or the testator;

4) a subsidiary of the company;

5) any legal entity (mother company) of which the company is itself a subsidiary;

6) any subsidiary of the legal entity referred to in sub5).

Under “mother” company and “subsidiary” is understood every company which exercises control over another company or every company vis-à-vis which there exists such control.

“Control” over a company is the competence, de iure and de facto, to have a decisive influence on the appointment of the majority of its directors or managers or on the orientation of its policy.

7) “Wilmington Trust, FSB”, with registered office at Suite 1290, Drop Code 7100, 50 South Sixth Street, Minneapolis, MN 55402, as it will change during the times, to its legal successors or to related and/or associated companies of “Wilmington Trust, FSB” and its legal successors, as referred to in article 11, 1°, respectively article 12, of the Company Code.

Paragraph 2

If the transfer of shares inter vivos or the transfer by reason of death is subject to the approval of the partners according to paragraph 1 of this article, the manager, upon request of the partners who wish to transfer their shares or, in case of transfer by reason of death, upon request of the heirs or legatees, shall convene a general shareholders’ meeting in order to deliberate on the proposed transfer of shares. The proposal of the transfer of shares inter vivos must indicate the conditions and the price of such transfer.

In case of refusal, the partners who did not grant their approval, are obliged within three months, to buy themselves the shares whose transfer was refused in proportion to the number of shares each of the partner concerned already holds, except a mutual agreement on another division. The purchase price shall be determined in accordance with the net assets of the company such as resulting from the last balance sheet approved by the shareholders, except another agreement between the parties. In the absence of agreement between the parties, the price shall be determined by the competent court upon request of the most diligent party.

The shares whose purchase to the concerned partners has not been take place within three months from the date of the refusal of approval according to the preceding paragraph, shall be validly transferred to the partner wishing to acquire the shares at the conditions and the price indicated in the proposal of transfer or shall be validly transferred to the heirs and legatees of the dead partner.

Paragraph 3

Notwithstanding any other provision of these articles of association, none of the transfer restrictions mentioned in these articles of association are applicable to a transfer to (i) Wilmington Trust, FSB, with registered office at Suite 1290, Drop Code 7100, 50 South Sixth Street, Minneapolis, MN 55402,

as it will change during the times, its successors in law or related and/or associated companies of “Wilmington Trust, FSB” as referred to in article 11, 1°, respectively article 12, of the Company Code, and its successors in law, (ii) a bank as defined in article 1 of the Law of March 22, 1993 concerning the statute and the supervision over the financial institutions, or (iii) any other acquirer of shares of the company as a result of the eviction of a surety over the shares of the company and each of the aforementioned persons will be considered as persons as defined in article 249, 4° of the Company Code.

Article 10. – SHAREHOLDERS’ REGISTER.

A shareholders’ register will be maintained at the registered office. It shall include: 1° the accurate indication of each partner and the number of shares belonging to him, 2° the mention of payments made, 3° the transfers and assignments of shares with the date thereof, dated and signed by the transferor and the beneficiary in case of transfer inter vivos, and by the managers and the beneficiaries in case of transfer by reason of death.

Transfer and assignment are only valid with regard to the company and to third parties as of the date of their inscription in the said register.

CHAPTER III. – BODIES OF THE COMPANY.

Section 1. – Shareholders’ meeting.

Without prejudice to the provisions of article 35 of the articles of association in case the company would have only one shareholder, the following provisions apply to the shareholders’ meeting.

Article11. – SHAREHOLDERS’ MEETING.

The annual shareholders’ meeting will be held on the first Wednesday of the month April at 10 AM, at the registered office of the company or at another place indicated in the convocation notice.

Should this be a legal holiday, the meeting will take place on the next working day.

In the event there is being opted for the procedure of written decision-making as referred to in Article 14bis of these articles of association, the company must receive the circular letter containing the agenda and the proposed decisions, signed and approved by every partner, at latest on the statutory day fixed for holding the shareholders’ meeting.

Extraordinary general meetings may be convened by the manager(s). They must be convened at the request of the partners representing together one/fifth of the company’s capital, within three weeks as from the date of the post-mark indicated on the registered letter, containing the agenda, and sent to the managers.

The partners, the holders of certificates which are issued in cooperation with the company, the bondholders, the managers and the auditor, if any, will be invited by registered letter, fifteen days before the meeting.

The convocation notice must contain the complete agenda. No vote shall be issued about an item not indicated in the agenda, unless all the partners are present and express their consent, or if all the partners are represented and the proxies allow it.

The validity of the notice of a meeting cannot be challenged if all shareholders are present or represented at the meeting

Article 12. – VOTING RIGHT.

Each share is entitled to one vote.

Each partner may designate a proxy, by letter, telegram, telex, facsimile or other written or electronic instrument to represent him at the general meeting.

Voting in writing is accepted. In that case the letter containing the vote should mention each item of the agenda and the words “accepted” or “rejected” should be handwritten and followed by the signature; this letter has to be addressed to the company per registered mail and must be delivered at the registered office at least one day before the meeting.

Article 13. – MAJORITY.

Save for more stringent provisions of the law, the decisions are taken by the majority of votes taking part at the casting, irrespective of the number of shares present at the meeting.

An abstention shall be considered as a negative vote.

Article 14. – CHAIRMAN.

The meeting shall be chaired by the manager, or by the eldest among them, who appoints the secretary and the vote counters, if any.

Article 14bis. – WRITTEN DECISION-MAKING.

Except for the decisions that need to be taken before a notary public, the partners can take decisions unanimously and in writing on all issues that pertain to the powers of the shareholders’ meeting.

For this purpose, the managers will send a circular letter, by mail, fax, email or any other means of communication to each partner and auditor, if any, indicating the agenda and the proposed decisions with the request to the partners to approve the proposed decisions and to send the letter, duly signed and within the term specified in the letter, back to the registered office or any other place mentioned in the circular letter.

If the approval of all partners regarding all items on the agenda and regarding the application of the written decision procedure is not received within this period, the decisions are deemed not to be taken.

The bondholders, as well as the holders of registered certificates which are issued in cooperation with the company, have the right to be informed, at the registered office of the company, about decisions taken.

Article 15. – DUPLICATES OF THE MINUTES FOR THIRD PARTIES.

The duplicates of the minutes of the shareholders’ meetings for third parties will be signed by the majority of the managers and by the majority of the auditors.

Section 2. – Management

Without prejudice to the provisions of articles 32 and 33 of the articles of association in case the company would have only one partner, the following provisions shall apply.

Article 16. – MANAGEMENT.

The company is managed by one ore more managers, natural persons, who need not to be a partner.

If a legal entity is appointed as manager, it has to appoint, amongst its shareholders, managers, directors or employees, a permanent representative, natural person, who is in charge of the exercise of this duty on behalf and for the account of the legal entity.

For the appointment and the termination of the mission of the permanent representative, the same rules of publication apply as if he would fulfill this duty in his own name and for his own account.

The managers will be appointed by the general meeting for a period it shall determine.

Article 17. – POWERS OF THE MANAGERS.

The managers may perform all acts which are necessary or useful for the realization of the corporate purpose, with the exception of those reserved to the general meeting by law.

If there is more than one manager, they can arrange among them the exercise of their powers. Such division of the exercise of powers cannot be opposed to third parties.

The managers can, by means of special proxies, delegate part of their powers to a third party.

Article 18. – REPRESENTATION.

Each manager - also when there are several of them - represents the company vis-à-vis the third parties, as well as before the courts, both as plaintiff or as defendant.

The company is validly bound by the aforementioned representatives designated by a special proxy.

Section 3: Control.

Article 19. – CONTROL.

The control of the financial situation, the annual accounts and the regularity of the transactions to be reported in the annual accounts is conferred to one or more statutory auditors. The statutory auditors are appointed by the general shareholders’ meeting from among the members, natural persons or legal entities, of the Institute of Certified Public Accountants (‘Instituut der Bedrijfsrevisoren’). The statutory auditors shall be appointed for a renewable term of three years. The general meeting can only dismiss them for valid reasons, on penalty of payment of damages.

However, as long as the company can benefit from the exceptions provided in article 141 of the Company Code, every partner has the individual right of investigation and control vested in a statutory auditor.

Nevertheless, the general meeting of shareholders shall at all times have the right to appoint an auditor, irrespective of legal criteria. In the event that an auditor is appointed, every partner can be represented by an accountant. The remuneration of the accountant is payable by the company if he is appointed with its approval, or if this remuneration is charged to it under a judicial decision. In these cases the remarks of the accountant are communicated to the company.

CHAPTER IV. – ACCOUNTING YEAR AND ANNUAL ACOUNTS.

Article 20. – ACCOUNTING YEAR.

The accounting year starts on the first of January and ends on the thirty-first of December of each year.

At the end of each accounting year, the managers draw up an inventory and the annual accounts. These annual accounts consist of the balance-sheet, the profit and loss statement and the explanation. These documents shall be drawn up in accordance with the applicable law and shall be filed with the National Bank of Belgium.

The annual accounts are, in view of their deposit, duly signed by a manager.

In addition, the managers will draft each year a report pursuant to articles 95 and 96 of the Company Code. However, the managers are not obliged to draw up a yearly report as long as the company fulfills the conditions set by article 94, first paragraph, 1° of the Company Code.

Article 21. – DISTRIBUTION OF PROFITS.

From the net profits of the company each year at least five percent (5%) shall be set aside to constitute the legal reserve. Such deduction shall no longer be required as soon as this legal reserve reaches one/tenth of the company’s capital.

A decision shall be taken every year by the general meeting upon proposal of the managers, about the allocation of the balance of the net profits.

No distribution can be made if at the closing date of the past accounting year, the net assets as they result from the annual accounts, are or would become as a result of such distribution, lower than the amount of the paid-up capital, increased by all the reserves which the law or the articles of association do not allow to distribute.

Article 22. – DISCHARGE TO THE MANAGER AND THE AUDITOR.

After approval of the annual accounts, the general meeting decides by a special vote on the discharge to be granted to the manager(s) and the statutory auditor. This discharge is valid only when the actual situation of the company has not been hidden by any omission of erroneous indication whatsoever in the annual accounts and, regarding the extra statutory transactions, only when they are specified in the notice.

CHAPTER V. – WINDING-UP AND LIQUIDATION

Article 23. – WINDING-UP.

The company can be wound up at any time by a decision of the general meeting deliberating under the formalities which apply for modification of the articles of association.

The fact that all the shares are held by one and the same person shall not result in the winding up of the company. The sole shareholder is liable for the obligations of the company up to the amount of his contribution.

If such person is a legal person and no new shareholder has joined the company within one year, or it has not been wound up, the sole shareholder shall be considered to be a joint and several guarantor of any obligations of the company arising after he acquired all the shares, until a new shareholder has joined the company or until the publication of its winding up.

If as a result of losses incurred, the net assets have decreased to less than fifty percent of the share capital, the general meeting must meet within a period of maximum two months following the date on which such loss is or should have been established by virtue of legal or statutory provisions in order to, as the occasion arises, deliberate and decide on the winding up of the company and possibly on other measures announced in the agenda, according to the formalities which apply for modifications of the articles of association.

The manager justifies his proposals in a special report which shall be made available to the partners at the registered office of the company fifteen days before the general meeting.

If the manager proposes to carry on the activities, it shall set forth in its report the measures which it intends to take in order to restore the company’s financial situation. This report is announced in the agenda. A copy thereof is addressed to the partners together with the notice.

The same rules apply if, as a result of losses suffered, the net assets have decreased to less than one/fourth of the corporate capital but, in such case, the winding up may be pronounced when it is approved by one/fourth of the votes cast at the meeting.

If the net assets have decreased below the legal minimum amount fixed by article 333 of the Company Code, each interested person may request the winding up of the company before the court

Article 24. – APPOINTMENT OF LIQUIDATORS.

If the company is dissolved, one or more liquidators shall be appointed by the general meeting. If no decision has been taken on this subject, the managers are legally considered to be liquidators, not only for the purpose of receiving notices and notifications, but also for actually liquidating the company, and not only vis-à-vis third parties, but also vis-à-vis the partners.

They dispose of the powers set forth in articles 186 and 187 of the Company Code, without the need for further authorization by the general meeting.

Article 25. – LIQUIDATION.

All assets of the company must be sold, unless the general meeting decides otherwise. If not all the shares have been paid-up to the same extent, the liquidators restore the balance, either by making additional calls, or by making prior payments.

Chapter VI – PROVISIONS APPLICABLE IN CASE THE

COMPANY HAS ONLY ONE PARTNER

Article 26. – GENERAL PROVISION.

All the provisions of these articles of association are applicable when the company has only one partner and provided they are not in contradiction with the rules governing the one-person company.

Article 27. – TRANSFER OF SHARES INTER VIVOS.

The sole partner decides alone the transfer of whole or part of his/her shares.

Article 28. – DECEASE OF THE SOLE PARTNER WITHOUT ASSIGNMENT OF SHARES.

If the sole partner dies and the shares are not assigned to a person entitled to inherit, the company shall be wound up ipso jure and article 344 of the Company Code will then apply.

Article 29. – ASSIGNMENT OF SHARES FOR REASON OF DEATH.

The death of the sole partner shall not result in the winding up of the company.

If the sole dead partner had heirs or legatees, the limitations in the assignment of the property of shares, fixed or allowed in article 249 of the Company Code or in these articles of association, shall not apply.

The following rules are applicable if there are several heirs or legatees:

•	If the shares are saddled with usufruct, article 7 of the articles of association shall apply.

•

If, on the contrary, the shares are not saddled with usufruct, the rights vested in the shares shall be exercised until the day of division and partition of the shares or the delivery of the bequests with regard to such shares, by the heirs and legatees who lawfully obtained or were given possession of their pro rata rights in the estate.

Article 30. – USUFRUCT OF SHARES.

The beneficial owner’s rights are regulated by article 7, paragraph 3 of the articles of association.

Article 31. – CAPITAL INCREASE – PREFERENTIAL SUBSCRIPTION RIGHT.

Should the sole partner decide to increase the capital in cash, article 8 of the articles of association is not applicable.

Article 32. – MANAGER – APPOINTMENT.

If no manager is appointed, the sole partner shall exercise ipso jure all the rights and obligations of a manager. The person appointed as manager can be the sole partner as well as a third party.

Article 33. – DISMISSAL.

Should a third party be appointed as manager, even in the articles of association and without limitation of time, he can at any time be dismissed by the sole partner, unless he is appointed for a determined term or for an unlimited term but in such cases, with notice.

Article 34.– CONTROL.

As long as the company has no statutory auditor and as long as a third person is manager, the sole partner shall exercise all the powers of the statutory auditor, such as provided for in article 19 of the articles of association.

However, as long as the only partner shall perform the mandate of manager and as long as no auditor has been appointed, there is no control in the company.

Article 35. – GENERAL SHAREHOLDERS’ MEETING.

The sole partner exercises all the powers reserved to the general meeting. He cannot delegate these powers, except for well defined purposes. The decisions of the sole partner shall be recorded in minutes signed by him and inserted in a register which shall be kept at the registered office of the company.

Should the sole partner also be manager, the formalities for convening the general meeting shall not have to be complied with, notwithstanding the obligation to draw up a special report which, as the case may be, shall be published according to the law.

If an external manager has been appointed, the latter shall attend the general meetings, even if he has not been convened to it. The sole partner shall be obliged to invite the manager per registered letter indicating the agenda. This last formality is not mandatory if the manager is prepared to attend the meeting. This consent is mentioned in the minutes of the meeting. In all cases the meeting shall be chaired by the sole partner.

Article 36. – DISCHARGE.

Even if the manager is the sole partner, discharge can be granted to him/her according to article 22 of the articles of association.

CHAPTER VII – GENERAL PROVISIONS

Article 37. – ELECTION OF DOMICILE.

Every partner, manager and liquidator residing abroad shall have to elect domicile in Belgium, failing which he shall be deemed having elected domiciled at the registered office.

FOR IDENTICAL COORDINATION

Jean VAN DEN BOSSCHE
By virtue of a proxy
Notarial employee “Berquin Notarissen”